Exhibit 10.2

AMENDMENT NO. 5 TO VENDOR AGREEMENT

This Amendment No. 5 to the Vendor Agreement (“Amendment No. 5”) dated December 15, 2015, by and among GE Commercial Distribution Finance LLC (formerly known as GE Commercial Distribution Finance Corporation) (“CDF”), Arctic Cat Sales Inc. (“ACSI”) and Arctic Cat Inc. (“AC”) (ACSI and AC shall be referred to herein, unless otherwise noted, individually and collectively as “Vendor”), is effective as of the 21st day of December, 2015, provided this Amendment No. 5 is fully executed by the parties by no later than December 16, 2015 (the “Effective Date”). Capitalized terms used and not otherwise defined in this Amendment No. 5 shall have the same meaning as in the Agreement.

WHEREAS, CDF and Vendor entered into that certain Vendor Agreement dated October 14, 2009, as amended from time to time (the “Agreement”); and

WHEREAS, CDF and Vendor desire to amend certain terms of the Agreement as provided herein.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CDF and Vendor agree as follows:

1. Sub-section 3(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) “ANR” as used in this Agreement shall be defined as follows: with respect to any twelve month period, by aggregating the Monthly ADB (as defined below) for each calendar month in such twelve month period and dividing such aggregate amount by 12 (the number of calendar months in a year). ANR for any twelve month period in which this financing program for ACSI’s Dealers as described herein shall be terminated or which is less than a full 365 day year (each such twelve month period is referred to herein as a “short year”) shall be calculated by aggregating the Monthly ADB (as defined below) for each calendar month in such short year and dividing such aggregate amount by the number of calendar months in such short year). The Repurchase Cap for any short year shall be prorated accordingly. “Monthly ADB” with respect to any calendar month shall be determined by aggregating the total outstanding principal amount owing to CDF from all Dealers with respect to the financing program for ACSI’s Dealers as described herein (as determined on a managed basis without regard for securitization) for each day during such calendar month and dividing such aggregate amount by the number of days in such calendar month.”

2. Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5. Loss Sharing and Recourse.

5.1 ACSI unconditionally and absolutely guaranties repayment to CDF of fifty percent (50%) of all losses incurred by CDF (disregarding securitization) with respect to all current and future Dealer Liabilities (as defined below) which do not exceed one percent (1%) of the ANR of all Dealers for each twelve (12) month period with the first twelve month period beginning on the Effective Date. “Dealer Liabilities” as used in this Section 5 shall mean (a) all indebtedness of any nature of any Dealer (excluding Tracker Marine Retail, LLC) owed to CDF (as determined on a managed basis without regard for securitization) whether existing or arising hereafter with respect to Inventory, whether for principal, interest, fees, expenses, reimbursement obligations or otherwise (as determined on a managed basis without regard for securitization) and (b) all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by CDF in attempting to collect such indebtedness from any Dealer. ACSI will immediately pay to CDF the amount of the guarantied Dealer Liabilities upon receipt of notice from CDF that such Dealer Liabilities exist with respect to any Dealer at least once per calendar year and at such other times as CDF shall determine that the Dealer Liabilities exceed 0.50% of ANR. ACSI’s guaranty under this Section 5 is a guaranty of payment and not of collection. If for any calendar year (beginning with calendar year 2010), CDF’s respective share of the aggregate annual loss with respect to the financing program for ACSI’s Dealers (excluding Tracker Marine Retail, LLC) as described herein (as determined on a managed basis without regard for securitization) is less than 0.50% of ANR (as defined above), after giving effect to the loss sharing to be contributed by ACSI for such calendar year, then the difference between CDF’s respective share of such annual loss amount and 0.50% of ANR for such calendar year will be provided to ACSI within 60 days of such calendar year’s year-end. The loss and the loss rebate, if any, for any year during which this Agreement shall be in effect for only a part of such calendar year shall be prorated. All determinations of applicable losses shall be based upon CDF’s internally calculated profit and loss report, with respect to the financing program for ACSI’s Dealers as described herein, as determined by CDF in its sole discretion in accordance with its then current internal cost allocation and accounting policies and procedures, which policies and procedures may change from time to time. Notwithstanding anything contained herein to the contrary, Tracker Marine Retail, LLC shall not be included in any of the calculations set forth in this Section 5.1.”

3. Section 13 of the Agreement subsection (I) which provides as follows: “failure to maintain, and provide CDF evidence to its satisfaction that, a working capital line of credit with a commitment no shorter than the initial term of this Agreement and in an amount sufficient to meet the financial covenant set forth in Section 9(f) above is in effect for AC” is hereby deleted in its entirety. The remainder of the subsections in Section 13 of the Agreement are re-lettered accordingly.

4. Section 15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“15. Term and Termination. The term of this Agreement shall begin on the Effective Date set forth above and shall continue, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, until May 31, 2022 and thereafter, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, shall be extended automatically for additional one-year terms unless at least twelve (12) months prior to the expiration of the initial or any additional term thereof (as applicable) either party gives written notice to the other party of its intention not to extend the term of this Agreement. Notwithstanding anything contained herein to the contrary, CDF may terminate this Agreement immediately if an Event of Default has occurred. In any event, no termination of this Agreement will affect (a) any of Vendor’s (or its assignee’s, whether permitted or unpermitted) liability with respect to any financial transactions entered into by CDF with any Dealer prior to the effective date of the termination, including, without limitation, transactions that will not be completed until after the effective date of termination, or (b) any other obligations of Vendor outstanding on the effective date of such termination.”

5. Except as expressly modified or amended herein, all other provisions of the Agreement shall remain unmodified and in full force and effect and the Agreement, as amended, is ratified and confirmed by CDF and Vendor.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 5 as of the date first written above.

ARCTIC CAT INC.

By:	/s/ Christopher Eperjesy
Print Name:	Christopher Eperjesy
Title:	Chief Financial Officer

ARCTIC CAT SALES INC.

By:	/s/ Christopher Eperjesy
Print Name:	Christopher Eperjesy
Title:	Chief Financial Officer

GE COMMERCIAL DISTRIBUTION FINANCE LLC

By:	/s/ Jeremy Jansen
Print Name:	Jeremy Jansen
Title:	Commercial Leader